Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into effective as of July 28, 2022 by and between Michelle S. Hickox (“Executive”) and Independent Bank, McKinney, Texas (“Employer”), and joined in by the Employer’s parent, Independent Bank Group, Inc. (“IBG”).
RECITALS
WHEREAS, Executive currently serves as Executive Vice President Chief Financial Officer of Employer and IBG and also serves as an officer of certain of Employer’s subsidiaries (IBG, Employer, and their respective subsidiaries are referred to collectively as the “Company”);
WHEREAS, Employer and Executive have agreed that Executive shall resign from all of her positions with the Company, and the Executive and Employer desire to set forth the terms of separation;
WHEREAS, Employer and Executive are parties to that certain Change in Control Agreement dated May 26, 2016 (the “CIC Agreement”);
WHEREAS, IBG has previously granted restricted shares of IBG common stock pursuant to the Independent Bank Group 2013 Equity Incentive Plan (the “Plan”) and various Restricted Stock Agreements (the “RSA Agreements”) of which a total of 10,639 restricted shares of IBG common stock will be unvested (the “Unvested RSAs) as of the date of the Executive’s separation; and
WHERAS, IBG has previously awarded restricted stock units pursuant to the Plan and various Performance Restricted Stock Unit Agreements (the “PSU Agreements”) in respect of 15,270 shares of IBG common stock at target level (the “PSUs”).
NOW, THEREFORE, in consideration of the payment to Executive of the amounts described in Section 3 of this Agreement, and for other good and valuable consideration, and in consideration of the following terms, covenants, and conditions, the Executive and Employer agree as follows:
1.Termination of Service. The Executive shall cease serving as Executive Vice President Chief Financial Officer of IBG and Employer, and in all other officer and director positions the Executive holds with the Company, effective July 29, 2022. She will serve in an advisory role until her employment is terminated effective October 1, 2022 (the “Separation Date”). The CIC Agreement shall terminate and be of no further force or effect as of the Separation Date.
2.Continued Employment and Service. The Executive shall remain an employee of Employer through the Separation Date. However, Executive and Employer shall publicly announce the Executive’s separation prior to the Separation Date, and the Executive and Employer shall work together from the date of such announcement through the Separation Date to transition Executive’s duties and responsibilities.

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3.Separation Benefits. Employer and the Executive acknowledge and agree that, as consideration for Executive’s execution and non-revocation of the general release of claims set forth herein, and as consideration for the continued compliance with the covenants described in Section 4 below, Executive shall be entitled to the following separation benefits (the “Separation Benefits”):
3.1Separation Payment. Employer shall pay to Executive a total payment of $1,330,000.00 (the “Separation Payment”), which amount is comprised of the following:
•severance payment of $1,000,000.00; and
•pro rata portion of the cash portion of the Executive’s 2022 Annual Incentive Bonus in the amount of $330,000.
The Separation Payment shall be payable on the following dates and in the following amounts subject to Employer’s standard withholding policies and payroll practices:
•$665,000 on October 1, 2022; and
•$665,000 on January 1, 2023
3.2    Unvested RSAs. The Unvested RSAs shall fully vest and no longer be subject to restriction or forfeiture on the Separation Date.
3.3    PSUs. The PSUs shall no longer be subject to forfeiture on the Separation Date and shall remain eligible to vest subject to the satisfaction of the performance goals and at the dates set forth in the respective PSU Agreements.
3.4    COBRA Benefit. Executive shall continue to participate in Employer’s medical insurance plan through the Separation Date. On the Payment Date, Employer shall pay Executive $35,768, which amount reflects Employer’s portion of the medical insurance plan coverage for the Executive for an eighteen-month (18) period, in a lump sum cash payment subject to Employer’s standard withholding policies and payroll practices.
3.5    Change in Control Benefit. In the event a Change of Control (as defined in the Plan) is announced by IBG prior to April 1, 2023, Employer shall pay Executive $550,000.00 in a single lump sum cash payment on the date that any such Change of Control is consummated.
4.Continued Effectiveness of RSA Agreements and PSU Agreements. The confidentiality, non competition and non solicitation provisions of the RSA Agreements and the PSU Agreements shall survive the termination of Executive’s employment and shall remain in full force and effect following the Separation Date. Executive expressly acknowledges and agrees that she will continue to be bound by such covenants.

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5.General Release.
5.1Release of Claims. In consideration for the benefits set forth in Section 3 above to which the Executive would not otherwise be entitled but for this Agreement, the Executive, and the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns, and anyone claiming through the Executive or on her behalf, voluntarily and knowingly waive, release, and discharge the Companies and all of their predecessor, successor, subsidiary, and affiliate companies, and all of their current and former employees, officers, directors, owners, agents, shareholders and assigns from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which the Executive may have or claim to have against any of them as a result of the Executive’s employment and/or cessation or termination of employment and/or as a result of any other matter arising through the Separation Date. The Executive agrees not to file a lawsuit or make any other claim asserting any such released claims and the Executive agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity. This waiver, release and discharge includes, but is not limited to: (i) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Chapters 21, 61 and 451 of the Texas Labor Code, the Sarbanes Oxley Act of 2002, the Comprehensive Omnibus Budget Reconciliation act of 1985 (COBRA), the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information and Nondiscrimination Act of 2008, the Patient Protection and Affordable Care Act of 2010, the Consolidated Omnibus Budget Reconciliation Act of 1985, and the Worker Adjustment and Retraining Notification (WARN) Act, (ii) claims for breach of oral or written express or implied contract or promissory estoppel or quantum meruit, (iii) claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims), (iv) claims growing out of any legal restrictions on the Employer’s right to terminate its employees including any claims based on any violation of public policy or retaliation for filing a workers’ compensation claim, (v) claims for workers compensation, wages or any other compensation other than any pending workers’ compensation benefits claim, or (vi) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.
5.2Exclusions. Nothing in this Section 5 shall be construed to restrict or prevent the Executive from filing a charge or claim with the Equal Employment Opportunity Commission or any other state or federal administrative agency or from participating in an investigation conducted by such administrative agency. However, the Executive understands and recognizes that even if a charge is filed by the Executive or on the Executive’s behalf with an administrative agency, the Executive will not be entitled to any damages relating to any event which occurred prior to the Executive’s execution of this Agreement. The release contained in Section 5.1 does not include the following: (i) any eligibility to receive continuation of health care coverage to the extent required under COBRA; (ii) any vested benefit under a qualified retirement savings plan of Employer or its affiliates; (iii) any vacation benefits accrued and unused through the Separation Date; or (iv) any salary or wages earned up to and through the Separation Date.

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5.3ADEA Release. In addition, the Executive acknowledges that this Agreement is written in a manner calculated to be understood by the Executive and that the Executive in fact understands the terms, conditions and effect of this Agreement. This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act. The Executive further agrees and acknowledges the following:
(i)the Executive is hereby advised in writing to consult with an attorney prior to executing the Agreement;
(ii)the Executive acknowledges that she had reasonable and sufficient time to consult with an attorney prior to executing this Agreement, and has either done so or has freely chosen not to do so;
(iii)the Executive has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if the Executive does not wish to (and the Executive acknowledges that any decision to sign this Agreement prior to the expiration of the twenty-one (21) day period was knowing and voluntary and not because of the Employer’s fraud, misrepresentation or a threat to withdraw or alter the offer);
(iv)this Agreement allows a period of seven (7) days following execution of the Agreement in which the Executive may revoke this Agreement;
(v)this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired; and
(vi)the Executive fully understands all of the terms of this Agreement, including the release in this Section 5 and knowingly and voluntarily enters into this Agreement.
6.Miscellaneous.
6.1    Effective Date of this Agreement. This Agreement shall become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by the Executive. During the seven (7) day period following the date on which the Executive executed this Agreement, the Executive may revoke her agreement to accept this Agreement by indicating her revocation in writing to Mark Haynie (mhaynie@ibtx.com). If the Executive exercises her right to revoke this Agreement, the Executive shall not be eligible to receive the benefits set forth in Section 3.
6.2    Section 409A of the Code. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

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6.3    Amendment. This Agreement may not be amended, waived, changed or modified except by an instrument in writing signed by the Executive and an authorized representative of IBG and the Employer.
6.4    Entire Agreement. This Agreement contains the complete, full and exclusive understanding of the Parties and supersedes any and all prior written or oral agreements and communications on the subject matter of this Agreement, including but not limited to the Employment Agreements, and amends the applicable provisions of the RSA Agreements, and the PSU Agreements. To the extent the surviving provisions of such agreements conflict with this Agreement, this Agreement controls. Executive expressly disclaims reliance upon any representations not contained within the Agreement. To avoid doubt, Executive expressly disclaims any claims or causes of action for fraudulent inducement in entering into this Agreement. Any and all changes to the terms of this Agreement or the surviving provisions of the RSA Agreements and PSU Agreements must be made in writing and signed by both the Parties.
6.5    Applicable Law. This Agreement is to be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. The Parties shall first submit any and all disputes arising under this Agreement or the Restricted Stock Agreement to mediation with a mediator agreed upon by the Parties within no greater than a 30-mile radius outside of McKinney, Texas. Venue for any action to enforce provisions of this Agreement shall lie solely in, and the parties hereby submit to the exclusive jurisdiction of, the court of the State of Texas located in McKinney, Texas, or the federal courts of the United States located in the Northern District of Texas in respect of any dispute relating to this Agreement or to the transactions contemplated hereby. The Parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the personal and subject matter jurisdiction of such courts to resolve any such dispute or to venue in McKinney, Texas, including an objection based on forum non conveniens. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING FROM OR RELATING TO THE AGREEMENT OR THE RESTRICTED STOCK AGREEMENT. THE PARTIES ACKNOWLEDGE THAT A RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL, AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
6.6    Counterparts. This Agreement may be executed in counterparts which, taken together, constitute a single, enforceable instrument.
6.7    Revocation of Separation Benefit. Executive shall not be entitled to receive the Separation Benefits if her employment is terminated for “Cause” (as defined in the Plan) prior to the Separation Date.

(Signature page to follow)

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EXECUTED this 28th day of July, 2022.

EXECUTIVE

Michelle S. Hickox

INDEPENDENT BANK
By: David R. Brooks
Chairman of the Board and CEO

IBG hereby joins in the foregoing Agreement, undertakes that it will be bound thereby, and will do and perform all acts and things therein referred to or provided to be done by it.

INDEPENDENT BANK GROUP, INC.

By: David R. Brooks
Chairman of the Board and CEO

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